Exhibit 99.1

Helios and Matheson expects to report $105,000 in net income for Q3 2013

Revenue increases by 11% in the nine months of 2013 as compared to 2012

NEW YORK, New York, October 28, 2013 — Helios and Matheson Analytics Inc. (the “Company”) (NASDAQ: HMNY), a 30 year old organization focused on the banking, financial services, insurance and healthcare sectors, is providing the following preliminary (unaudited) information regarding the results of its operations for the third quarter of the year ended September 30, 2013:

Revenue for Q3-2013 is expected to be comparable with Q3-2012 at about $3.4 million. Net income during Q3-2013 is expected to be at $105,000 as compared to $143,000 during Q3-2012. Revenue for nine months ending September 30, 2013 is expected to be at about $10 million as compared to $9 million for the nine months ending September 30, 2012. Net income is expected to be at about $313,000 or $0.13 per basic and diluted share (EPS) for the nine months ending September 30, 2013 as compared to $258,000 or $0.11 per basic and diluted share (EPS) for nine months ending September 30, 2012.

The Company continues to be debt free. The Company expects to close the third quarter of 2013 with total assets of $5.5 million and total liabilities of $1.2 million. Below is the summary of selected financial data:

	Three Months Ended		Nine Months Ended
(In 000s except per share amounts)	09/30/13	09/30/12	09/30/13	09/30/12
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$3,416	$3,404	$10,059	$9,044
Gross Profit	$669	$750	$2,132	$2,091
Income from operations	$94	$146	$307	$350
Net Income	$105	$143	$313	$258
Earnings per basic and diluted share	$0.05	$0.06	$0.13	$0.11

The Company expects that gross margin will be at 20% for the third quarter of 2013 as compared to 22% in the third quarter of 2012, The decrease in gross margin resulted from a change in revenue mix due to relatively lower share of revenue from high margin RPO (Recruitment Process Outsourcing) services. Operating expenses are expected to be $575,000 in the third quarter of 2013, which is a decrease of 5% from the third quarter of 2012.

About Helios and Matheson Analytics Inc

Helios and Matheson Analytics Inc is a 30 year old organization focused on the banking, financial services, insurance and healthcare sectors. Its common stock is traded on the Nasdaq Global Market under the ticker symbol “HMNY”.

Forward Looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in the Helios and Matheson Analytics Inc. Annual Report on Form 10-K for the year ended December 31, 2012 and more recent reports filed with the SEC. Helios and Matheson Analytics Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter such forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:                 Umesh Ahuja

703 691 0400 Ext 1046

uahuja@hmny.com

HELIOS AND MATHESON ANALYTICS INC.

CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$3,416,301	$3,404,099	$10,058,680	$9,043,693
Cost of revenues	2,747,232	2,654,423	7,926,724	6,952,427
Gross profit	669,069	749,676	2,131,956	2,091,266
Operating expenses:
Selling, general & administrative	572,420	600,618	1,817,360	1,729,155
Depreciation & amortization	2,641	2,703	7,605	12,022
	575,061	603,321	1,824,965	1,741,177
Income from operations	94,008	146,355	306,991	350,089
Other income(expense):
Early lease termination fee	-	-	-	(82,548)
Interest income-net	538	2,414	1,978	8,510
	538	2,414	1,978	(74,038)
Income before income taxes	94,546	148,769	308,969	276,051
Provision for income taxes	(10,446)	6,000	(4,446)	18,000
Net income	104,992	142,769	313,415	258,051
Other comprehensive income/(loss) - foreign currency adjustment	(17,220)	5,526	(31,323)	(2,264)
Comprehensive income	$87,772	$148,295	$282,092	$255,787

Basic and diluted income per share	$0.05	$0.06	$0.13	$0.11
Dividend Per share	$-	$-	$0.09	$-

HELIOS AND MATHESON ANALYTICS INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2013	December 31, 2012
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$1,075,842	$2,861,733
Accounts receivable- less allowance for doubtful accounts of $45,586 at September 30, 2013, and $32,421 at December 31, 2012	2,081,149	1,257,488
Unbilled receivables	55,036	21,490
Prepaid expenses and other current assets	170,713	130,571
Total current assets	3,382,740	4,271,282
Property and equipment, net	50,984	52,717
Security Deposit	2,000,000	1,000,000
Deposits and other assets	78,520	100,032
Total assets	$5,512,244	$5,424,031

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,187,106	$1,171,249
Total current liabilities	1,187,106	1,171,249
Shareholders' equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; no shares issued and outstanding as of September 30, 2013, and December 31, 2012	-	-
Common stock, $.01 par value; 30,000,000 shares authorized; 2,330,438 issued and outstanding as of September 30, 2013 and December 31, 2012	23,304	23,304
Paid-in capital	37,855,740	37,855,740
Accumulated other comprehensive loss - foreign currency translation	(78,233)	(46,910)
Accumulated deficit	(33,475,673)	(33,579,352)
Total shareholders' equity	4,325,138	4,252,782
Total liabilities and shareholders' equity	$5,512,244	$5,424,031

HELIOS AND MATHESON ANALYTICS INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Nine Months Ended Septermber 30,
	2013	2012
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$313,415	$258,051
Adjustments to reconcile net income to net cash provided/(used) in operating activities, net of acquired assets:
Depreciation and amortization	7,605	12,022
Provision for doubtful accounts	13,165	(6,118)
Gain on sale of Fixed Asset	(250)	(2,488)
Changes in operating assets and liabilities:
Accounts receivable	(836,826)	(401,491)
Unbilled receivables	(33,546)	12,008
Prepaid expenses and other assets	(40,142)	(89,884)
Accounts payable and accrued expenses	15,860	238,413
Security Deposits	(1,000,000)	-
Deposits	21,512	42,641
Net cash (used in)/provided by operating activities	(1,539,207)	63,154
Cash flows from investing activities:
Purchase of Property and Equipment	(5,622)	(43,062)
Net cash used in investing activities	(5,622)	(43,062)
Cash flows from financing activities:
Dividend Paid	(209,739)	-
Net cash used in financing activities	(209,739)	-
Effect of foreign currency exchange rate changes on cash and cash equivalents	(31,323)	(2,264)
Net (decrease)/increase in cash and cash equivalents	(1,785,891)	17,828
Cash and cash equivalents at beginning of period	2,861,733	1,998,158
Cash and cash equivalents at end of period	$1,075,842	$2,015,986

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes - net of refunds	$5,009	$5,936